                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 8)

                              M.D.C. Holdings, Inc.
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    552676108
                                 (CUSIP Number)

                             Stephen M. Davis, Esq.
                               Werbel & Carnelutti
                           A Professional Corporation

           711 Fifth Avenue, New York, New York 10022, (212) 832-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                December 9, 1997
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 9 Pages

                                 SCHEDULE 13D

-------------------                                    -----------------
CUSIP No. 552676108                                    Page 2 of 9 Pages
-------------------                                    ------------------

===============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON The SC Fundamental Value Fund, L.P.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [X]
                                                            (b)  [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   545,096 (Constitutes underlying convertible debentures)
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   545,096 (Constitutes underlying convertible debentures)
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   545,096 (Constitutes underlying convertible debentures)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    3.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
==============================================================================

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No. 552676108                                    Page 3 of 9 Pages
-------------------                                    --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Fundamental Value BVI, Inc.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [X]
                                                            (b)  [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   274,258 (Constitutes underlying convertible debentures)
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   274,258 (Constitutes underlying convertible debentures)
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   274,258 (Constitutes underlying convertible debentures)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.5%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No. 552676108                                    Page 4 of 9 Pages
-------------------                                    --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Fundamental Inc.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO

--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   545,096 (Constitutes underlying convertible debentures)
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   545,096 (Constitutes underlying convertible debentures)
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   545,096 (Constitutes underlying convertible debentures)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    3.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No. 552676108                                    Page 5 of 9 Pages
-------------------                                    --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gary N. Siegler

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   USA
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   819,354 (Constitutes underlying convertible debentures)
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   819,354 (Constitutes underlying convertible debentures)
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   819,354 (Constitutes underlying convertible debentures)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.4%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
==============================================================================

                                 SCHEDULE 13D

-------------------                               --------------------
CUSIP No.  552676108                              Page 6 of 9 Pages
-------------------                               --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Peter M. Collery

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   U.S.A.
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   819,354 (Constitutes underlying convertible debentures)
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   819,354 (Constitutes underlying convertible debentures)
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   819,354 (Constitutes underlying convertible debentures)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [X]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.4%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
==============================================================================

                                                       Page 7 of 9 Pages
                                  AMENDMENT
                                     No. 8
                                    TO THE
                                 SCHEDULE 13D


     The Reporting Persons consisting of SC Fundamental Inc., The SC Fundamental Value Fund, L.P., SC Fundamental Value BVI, Inc., Gary N. Siegler and Peter M. Collery, hereby amend their Schedule 13D relating to the Common Stock, par value $0.01, of M.D.C. Holdings, Inc.

Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on December 10, 1997, the Reporting Persons, by virtue of the language of Rule 13d-3, may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon the number of shares of the Issuer's Common Stock that were reported to be outstanding in the Issuer's Form 10-Q as of September 30, 1997).


================================================================================
        Name             Shares of Common Stock        Percentage
--------------------------------------------------------------------------------
SC Fundamental Inc. (1)       545,096                             3.0%
--------------------------------------------------------------------------------
The SC Fundamental
Value Fund, L.P. (1)          545,096                             3.0%
--------------------------------------------------------------------------------
SC Fundamental
Value BVI, Inc. (1)           274,258                             1.5%
--------------------------------------------------------------------------------

Gary N. Siegler (2)           819,354                             4.4%
--------------------------------------------------------------------------------

Peter M. Collery (2)(3)       819,354                             4.4%
================================================================================

(1)  Constitutes shares of Common Stock underlying convertible debentures.

(2) Constitutes shares of Common Stock underlying convertible debentures, 545,096 shares of which are held by Fund and 274,258 shares of which are held by BVI, Inc.

                                                  Page 8 of 9 Pages


(3) Excludes 8,000 shares of the Issuer's Common Stock which were held by a charitable organization for which Mr. Collery is a Director. Mr. Collery may be deemed to be the beneficial owner pursuant to Rule 13d-3; however, Mr. Collery expressly disclaims personal beneficial ownership thereof and any pecuniary interest therein.

          (c) The following table sets forth the transactions effected by each of the Reporting Persons listed in Item 5(a) during the past sixty days. Unless otherwise indicated, each of the transactions set forth below reflects a sale effected by means of over-the-counter trading.

================================================================================
                                        BVI, Inc.
Trade          Price Per                on behalf
Date           Share ($)      Fund      of BVI, Ltd.        Siegler   Collery
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
10/10/97       11.0000        25,620         13,080         - 0 -      - 0 -
---------------------------------------------------------------------------------
10/13/97       11.6250         6,975          4,325         - 0 -      - 0 -
---------------------------------------------------------------------------------
10/28/97       10.0000        52,960*        27,040*        - 0 -      - 0 -
---------------------------------------------------------------------------------
11/03/97       11.1250         6,100(1)       6,100(1)      - 0 -      - 0 -
---------------------------------------------------------------------------------
11/05/97       11.3500           660*           340*        - 0 -      - 0 -
---------------------------------------------------------------------------------
12/01/97       11.0625        14,000(1)      14,000(1)      - 0 -      - 0 -
---------------------------------------------------------------------------------
12/08/97       12.2500         7,475          5,825         - 0 -      - 0 -
---------------------------------------------------------------------------------
12/09/97       12.3750        80,485         61,915         - 0 -      - 0 -
---------------------------------------------------------------------------------
12/10/97       12.3750        90,719         69,781         - 0 -      - 0 -
---------------------------------------------------------------------------------

(1)  Reflects a re-allocation between affiliates.

*    Reflects a purchase.

(e)  On December 9, 1997, the Reporting Persons, in the aggregate, ceased to be the beneficial owners of five percent or more of the Issuer's Common Stock.  This
Amendment No. 8 is, therefore, a final filing.
                                                  Page 9 of 9 Pages

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  December 15, 1997

SC FUNDAMENTAL INC.

By:  /s/ Peter M. Collery
-----------------------------------
Neil H. Koffler as Attorney-in Fact
for Peter M. Collery Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.

By:  SC FUNDAMENTAL INC.

By:  /s/ Peter M. Collery
------------------------------------
Neil H. Koffler as Attorney-in Fact
for Peter M. Collery Vice President*

SC FUNDAMENTAL VALUE BVI, INC.

By:  /s/ Peter M. Collery
------------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery Vice President*


/s/ Gary N. Siegler
-----------------------------------
Neil H. Koffler as Attorney-in-Fact
for Gary N. Siegler*

/s/ Peter M. Collery
-----------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery*

*    Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and
     Gary N. Siegler. The Powers of Attorney for Messrs. Collery & Siegler were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US
     Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.

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